Exhibit 99.1

Press Release                                                   Source: XRG Inc.

XRG Inc. Board Authorizes Reverse Stock Split

Tuesday November 30, 8:35 am ET

CLEARWATER, Fla.--(BUSINESS WIRE)--Nov. 30, 2004--XRG Inc. (OTCBB:XRGC - News), a provider of a wide range of truckload freight services in the United States, today announced that its board of directors has authorized a reverse stock split of its common stock in a ratio of one-for-twenty (1:20). The reverse split affects all the issued and outstanding common shares, stock options and warrants of the company. As a result of the foregoing, the company expects to have approximately 16,450,000 fully diluted shares of common stock outstanding.

"This is a timely decision made by XRG's board of directors," said Kevin Brennan, chief executive officer. "The stock reverse positions us to achieve our goal of a listing on a national exchange, and it adjusts our capital structure to more appropriate levels. Most importantly, it will allow us to execute our acquisition strategy. Throughout the truckload carrier industry we have identified numerous acquisition opportunities that will greatly enhance our core business. With our new capital structure we'll be poised to capitalize on these acquisitions. After the restructure of our outstanding shares, our stock will become a significantly more attractive currency to potential acquisitions. Consequently, we'll be able to continue the rapid and profitable growth of XRG. I am convinced that this decision, coupled with continued strong execution by management, will contribute to increasing shareholder value."


About XRG Inc.


XRG Inc. is a public company trading on the OTCBB under the symbol "XRGC" that was established in November 2000 to consolidate established and profitable truckload carriers throughout the United States. The company is targeting carriers that have long-term customer relationships and typically generate revenues between $5 million and $70 million. Our consolidation strategy enables us to diversify our customer base, technical capabilities and geographic areas served. For more information about XRG Inc., visit http://www.xrginc.com or call 727-475-3060.


Contact:
     XRG Inc.
     727-475-3060
     info@xrginc.com
     or
     Liolios Group Inc.
     Scott Liolios or Michael Cannivet (Investors)
     949-574-3860
     scott@liolios.com



Source: XRG Inc.